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                             FAMILY DOLLAR STORES, INC. STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS            EXHIBIT 11

                                                             THREE MONTHS ENDED                 THREE MONTHS ENDED
AS PRESENTED                                                  NOVEMBER 30, 1994                  NOVEMBER 30, 1993
                                                           PRIMARY    FULLY DILUTED            PRIMARY   FULLY DILUTED
AVERAGE SHARES OUTSTANDING FOR THE
  THREE MONTHS ENDED                                      56,599,125     56,599,125          56,370,147     56,370,147

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE     $15,586,388    $15,586,388         $14,949,719    $14,949,719

NET INCOME                                               $15,586,388    $15,586,388         $16,088,872    $16,088,872

EARNINGS PER SHARE:
 INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE        $ .28          $ .28               $ .27          $ .27

 NET INCOME                                                  $ .28          $ .28               $ .29          $ .29

PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS

ADDITIONAL WEIGHTED AVERAGE SHARES FROM
  ASSUMED EXERCISE AT THE BEGINNING
  OF THE YEAR OF DILUTIVE STOCK OPTIONS                      231,437        234,603             810,810        812,477

WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM
  ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK
  METHOD (AVERAGE MARKET PRICE FOR PRIMARY AND, IF
  GREATER, ENDING MARKET PRICE FOR FULLY DILUTED)           (163,175)      (165,051)           (636,820)      (636,847)

NET PRO FORMA COMMON STOCK
  EQUIVALENT INCREMENTAL SHARES                               68,262         69,552             173,990        175,630

PERCENTAGE DILUTION FROM PRO FORMA COMMON
  STOCK EQUIVALENT INCREMENTAL SHARES                           0.12%          0.12%               0.31%          0.31%

TOTAL COMMON STOCK AND COMMON
  STOCK EQUIVALENTS                                       56,667,387     56,668,677          56,544,137     56,545,777

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE     $15,586,388    $15,586,388         $14,949,719    $14,949,719

NET INCOME                                               $15,586,388    $15,586,388         $16,088,872    $16,088,872

PRO FORMA EARNINGS PER SHARE (INCLUDING DILUTIVE
  COMMON STOCK EQUIVALENTS):
   INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE      $ .28          $ .28               $ .26          $ .26

   NET INCOME                                                $ .28          $ .28               $ .28          $ .28



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